Exhibit 9

                             INTL ACQUISITION CORP.
                                 P.O. Box 19790
                               Reno, Nevada 89511





                                                               CONFIDENTIAL
                                                               ------------



                                                     June 14, 2006





Board of Directors
Inter-Tel, Incorporated
1615 S. 52nd Street
Tempe, Arizona   85281

Ladies and Gentlemen:

                  INTL Acquisition Corp., a Delaware corporation ("IAC") organized by an affiliate of Steven G. Mihaylo ("Mr. Mihaylo") and Vector Capital Corporation ("Vector"), is pleased to submit the following proposal for the acquisition of Inter-Tel, Incorporated (the "Company").

                  IAC hereby offers to purchase all of the outstanding shares of common stock of the Company, on a fully diluted basis, other than shares beneficially owned by IAC, for $22.50 per share, in cash. This purchase price assumes 26,390,401 shares of common stock outstanding (as reported by the Company in its Quarterly Report on Form 10-Q for the quarter ended March 31,
2006) and outstanding options to purchase 3,855,988 shares of common stock at a weighted-average exercise price of $16.36 per share (as reported by the Company in the Definitive Proxy Statement for its 2006 Annual Meeting of Shareholders).

                  We believe that our proposal offers a compelling opportunity for your shareholders, management team, employees and customers. This purchase price represents a premium of approximately 14% over the unaffected closing price of the Company's common stock on The Nasdaq National Market on March 3, 2006, the last trading day prior to the announcement by Mr. Mihaylo that he was evaluating his alternatives with respect to the Company and his shares of the Company's common stock. It also represents a premium of approximately 12% over the closing price of the Company's common stock on June 14, 2006.

Board of Directors
Inter-Tel, Incorporated
June 14, 2006
Page 2


                  Further, taking into account the Company's cash balance and using the treasury stock method in calculating shares outstanding to reflect enterprise value, the purchase price represents a premium of approximately 20% to the Company's enterprise value on June 14, 2006.

                  Our price, and the associated equity and enterprise value premiums, should be considered in light of the stock market weakness since March 3, 2006, which has impacted the Company's market valuation to a lesser extent than both the Nasdaq Composite Index and comparable technology companies because of the existence of our discussions and the equity market's expectation of our proposal.

                  We propose to acquire the Company through the merger of IAC or a direct or indirect wholly owned subsidiary of IAC with and into the Company (the "Merger") upon the terms and subject to the conditions to be set forth in an agreement and plan of merger, which would contain customary representations, warranties, covenants, agreements and conditions to closing for the acquisition of a publicly traded company by a financial sponsor.

                  As you are aware, Mr. Mihaylo and Vector have committed to provide the equity capital to fund the Merger, as reflected in the Memorandum of Understanding between Mr. Mihaylo, Summit Growth Management LLC ("Summit") and Vector, dated May 18, 2006. A copy of Mr. Mihaylo's commitment to contribute a number of shares of common stock of the Company beneficially owned by him to IAC or a wholly owned subsidiary of IAC prior to the Merger is attached hereto as Exhibit A, and Vector has provided a commitment for its portion of the financing, a copy of which is attached hereto as Exhibit B. In addition, we have received from Deutsche Bank Trust Company Americas, Deutsche Bank Securities Inc., Royal Bank of Canada and RBC Capital Markets a commitment to provide an aggregate of $300 million in acquisition debt financing. A copy of that commitment is attached hereto as Exhibit C.

                  We had expected to have been able to complete our due diligence review prior to today. As you are aware, the Settlement Agreement among the Company, Mr. Mihaylo and Summit, dated as of May 5, 2006 (the "Settlement Agreement"), provided that the Company would "provide promptly Mr. Mihaylo and his advisors and financing sources access to the reasonable due diligence information requested in good faith." Although we acknowledge and appreciate the information provided by your Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Chief Technology Officer, the Company elected to limit our access to additional persons and information, preventing us from completing our due diligence review within the timeframe set forth in the Settlement Agreement. Accordingly, our proposal is subject to our satisfactory completion of confirmatory due diligence,

Board of Directors
Inter-Tel, Incorporated
June 14, 2006
Page 3


as well as the negotiation and execution of definitive documents reasonably satisfactory to the parties. Assuming prompt and full access and cooperation, we are confident that this confirmatory due diligence can be completed concurrently with the drafting and negotiation of definitive documents.

                  Our proposal will remain open until the earlier of (i) 5:00 p.m., California time, on June 30, 2006 and (ii) such time, if any, as the Board of Directors of the Company determines that our proposal is not in the best interests of the Company's shareholders, after which time we may withdraw our proposal.

                            [signature page follows]

Board of Directors
Inter-Tel, Incorporated
June 14, 2006
Page 4


                  Below please find contact information for our financial and legal advisors. We are prepared to meet with you or your representatives at any time to discuss all aspects of our proposal and are willing to consider raising our offer if additional value can be demonstrated to us.

                                         Very truly yours,

                                         INTL ACQUISITION CORP.


                                         By:    /s/ Steven G. Mihaylo
                                               ---------------------------------
                                               Name:  Steven G. Mihaylo
                                               Title: Co-President

                                         By:   /s/ Christopher G. Nicholson
                                               ---------------------------------
                                               Name:  Christopher G. Nicholson
                                               Title:  Co-President


cc:      Mr. Ian Pereira
         Stephen M. Wurzburg, Esq.
         Mr. Marc Daniel
         Brian J. McCarthy, Esq.


CONTACT INFORMATION:

Financial Advisor
RBC Capital Markets Corporation
Mr. Marc Daniel
(212) 428-6696

Legal Advisor
Skadden, Arps, Slate, Meagher & Flom LLP
Brian J. McCarthy, Esq.
(213) 687-5070

                                                                Exhibit A





                               STEVEN G. MIHAYLO
                                 P.O. Box 19790
                               Reno, Nevada 89511





                                                   June 14, 2006
INTL Acquisition Corp.
P.O. Box 19790
Reno, Nevada 89511

Re:    Equity Commitment

Ladies and Gentlemen:

         Reference is made to the letter (the "Offer Letter") from INTL Acquisition Corp., a Delaware corporation ("Buyer"), to the Board of Directors of Inter-Tel, Incorporated (the "Company") dated as of the date hereof and pertaining to the proposed acquisition of the Company by Buyer. Further to the Offer Letter, Vector Capital Corporation ("Vector") and one of my affiliates have caused Buyer to be formed for purposes of effecting the acquisition of the Company pursuant to a merger agreement (the "Merger Agreement"), whereby Buyer or a direct or indirect wholly owned subsidiary of Buyer will be merged with the Company (the "Merger") and all of the outstanding common stock of the Company (other than shares beneficially owned by Buyer) shall be converted into the right to receive $22.50 per share in cash (the "Merger Consideration").

         Subject to the terms and conditions contained herein, this letter agreement (the "Letter Agreement") will confirm my commitment to contribute or cause to be contributed a number of shares of common stock beneficially owned by me (the "Rolled Mihaylo Shares") to Buyer or a wholly owned subsidiary of Buyer in connection with the consummation of the transactions contemplated by the Merger Agreement (the "Closing"), such that immediately following such contribution and the funding by Vector of the Equity Investment (as defined below), I will beneficially own 49.9% of the equity of Buyer.

         My commitment to contribute any shares hereunder is subject to satisfaction of all of the following conditions precedent: (i) Vector and I shall have satisfactorily completed the confirmatory due diligence on the Company referred to in the Offer Letter; (ii) Buyer and the Company shall have entered into a definitive Merger Agreement regarding the Merger; (iii) all of the conditions to closing of Buyer in the Merger Agreement shall have been satisfied; (iv) the Closing will occur within one day after the contribution of the Rolled Mihaylo Shares to Buyer or a wholly owned subsidiary of Buyer; (v) Vector shall have provided or caused to be provided $96,400,000 in equity financing to Buyer or a wholly owned subsidiary of Buyer prior to the Merger (the "Equity Investment"); (vi) Buyer shall have received at least $300,000,000 in debt financing to consummate the Merger; and (vii) Buyer shall have available a revolving credit facility in the amount of at least $30,000,000. My commitment to contribute any shares is further conditioned upon Buyer's capitalization in the manner previously agreed to by the Board of Directors of Buyer.

         This Letter Agreement shall expire and be of no further force and effect upon the earlier to occur of (i) Buyer's withdrawal of the Offer Letter, and (ii) if the parties enter into the Merger Agreement, the termination of the Merger Agreement in accordance with the terms and conditions thereof.

         This Letter Agreement may not be assigned, terminated, amended or otherwise modified, and no provision shall be waived, without the prior written consent of Buyer. Nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

                            [signature page follows]

         This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                                          Very truly yours,


                                                          /s/ Steven G. Mihaylo
                                                          ---------------------
                                                          STEVEN G. MIHAYLO

Agreed and Accepted

INTL Acquisition Corp.

  By:  /s/ Steven G. Mihaylo
       ------------------------------
       Steven G. Mihaylo
       Co-President

  By:  /s/ Christopher G. Nicholson
       ------------------------------
       Christopher G. Nicholson
       Co-President

                                                                      Exhibit B


                           Vector Capital Corporation
                             456 Montgomery Street
                                   19th Floor
                            San Francisco, CA 94104




                                                                  June 14, 2006
INTL Acquisition Corp.
P.O. Box 19790
Reno, Nevada 89511

Re:   Equity Commitment

Ladies and Gentlemen:

         Reference is made to the letter (the "Offer Letter") from INTL Acquisition Corp., a Delaware corporation ("Buyer"), to the Board of Directors of Inter-Tel, Incorporated (the "Company") dated as of the date hereof and pertaining to the proposed acquisition of the Company by Buyer. Further to the Offer Letter, an affiliate of Steven G. Mihaylo ("Mihaylo") and the undersigned ("Vector") have caused Buyer to be formed for purposes of effecting the acquisition of the Company pursuant to a merger agreement (the "Merger Agreement"), whereby Buyer or a direct or indirect wholly owned subsidiary of Buyer will be merged with the Company (the "Merger") and all of the outstanding common stock of the Company (other than shares beneficially owned by Buyer) shall be converted into the right to receive $22.50 per share in cash (the "Merger Consideration").

         Subject to the terms and conditions contained herein, this letter agreement (the "Letter Agreement") will confirm the commitment of Vector to provide or cause to be provided $96,400,000 in equity financing (the "Equity Investment") to Buyer or a wholly owned subsidiary of Buyer in connection with the consummation of the transactions contemplated by the Merger Agreement (the "Closing").

         Vector's commitment to fund any obligation hereunder is subject to satisfaction of all of the following conditions precedent: (i) Vector and Mihaylo shall have satisfactorily completed the confirmatory due diligence on the Company referred to in the Offer Letter; (ii) Buyer and the Company shall have entered into a definitive Merger Agreement regarding the Merger; (iii) all of the conditions to closing of Buyer in the Merger Agreement shall have been satisfied; (iv) the Closing will occur within one day after the funding of the Equity Investment; (v) Mihaylo shall have caused a number of shares of the Company's common stock beneficially owned by him to be contributed to Buyer or a wholly owned subsidiary of Buyer prior to the Merger, such that immediately following such contribution and the funding by Vector of the Equity Investment, Mihaylo will beneficially own 49.9% of the equity of Buyer; (vi) Buyer shall have received at least $300,000,000 in debt financing to consummate the Merger; and (vii) Buyer shall have available a revolving credit facility in the amount of at least $30,000,000. Vector's commitment to fund is further conditioned upon Buyer's capitalization in the manner previously agreed to by the Board of Directors of Buyer.

         This Letter Agreement shall expire and be of no further force and effect upon the earlier to occur of (i) Buyer's withdrawal of the Offer Letter, and (ii) if the parties enter into the Merger Agreement, the termination of the Merger Agreement in accordance with the terms and conditions thereof.

         This Letter Agreement may not be assigned, terminated, amended or otherwise modified, and no provision shall be waived, without the prior written consent of Buyer. Nothing in this Letter Agreement, express or implied, is intended to or shall confer upon any person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Letter Agreement.

                            [signature page follows]

         This Letter Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

                                                Very truly yours,

                                                Vector Capital Corporation



                                                By: /s/ Christopher G. Nicholson
                                                    ----------------------------
                                                    Christopher G. Nicholson
                                                    Authorized Signatory

Agreed and Accepted

INTL Acquisition Corp.

     By: /s/ Steven G. Mihaylo
         ----------------------------
         Steven G. Mihaylo
         Co-President

     By: /s/ Christopher G. Nicholson
         ----------------------------
         Christopher G. Nicholson
         Co-President

                                                              Exhibit C


DEUTSCHE BANK TRUST COMPANY AMERICAS                   ROYAL BANK OF CANADA
    DEUTSCHE BANK SECURITIES INC.                       One Liberty Plaza
           60 Wall Street                         New York, New York 10006-1404
      New York, New York 10005



                                                                  June 14, 2006


INTL Acquisition Corp. c/o

Mr. Steven G. Mihaylo c/o Summit Growth Management, LLC
P.O. Box 19790 Reno, NV 89511

- and -

Vector Capital
456 Montgomery St., 19th Floor
San Francisco, CA 94104

Attention:  Christopher G. Nicholson


re  Acquisition Financing - Senior Secured Financing Commitment Letter

Ladies and Gentlemen:

                  You have informed Deutsche Bank Trust Company Americas ("DBTCA"), Deutsche Bank Securities Inc. ("DBSI" and, together with DBTCA, "DB"), Royal Bank of Canada ("Royal Bank") and RBC Capital Markets* ("RBCCM" and, together with Royal Bank "RBC", with RBC and DB each being referred to as an "Initial Agent" and, collectively, the "Initial Agents") that Mr. Steven G. Mihaylo and/or one or more of his controlled affiliates (collectively, "Mihaylo") and Vector Capital and one or more of its controlled affiliates ("Vector" and, together with Mihaylo, the "Sponsors"), together with certain other equity investors reasonably acceptable to us (together with the Sponsors, collectively, the "Equity Investors") have formed a Delaware corporation or a Delaware limited liability company ("you" or "Holdings") which would acquire, through a newly-formed Delaware corporation, directly or indirectly, wholly-owned by Holdings ("MergerCo"), 100% of the capital stock of Inter-Tel Incorporated ("Target" and, together with its subsidiaries, the "Acquired Business"), by way


-------------------

* RBC Capital Markets is a marketing name for the investment banking activities of Royal Bank of Canada and its affiliates.

of a one-step merger of MergerCo with and into Target, with Target to be the surviving corporation of such merger (the "Acquisition" or the "Merger") and concurrently with the consummation of the Acquisition, refinance substantially all of the existing indebtedness of the Acquired Business in an aggregate principal amount to be mutually agreed (the "Refinancing"). After giving effect to the Acquisition, Holdings will be a holding company that directly owns all of the equity interests in the Borrower referred to below and all of the Acquired Business will be owned by the Borrower. As used herein, the term "Borrower" shall mean (x) at any time prior to the consummation of the Merger, MergerCo and (y) on and after the consummation of the Merger, Target as the surviving corporation of the Merger.

                  The sources of funds needed to effect the Acquisition and the Refinancing, to pay all fees and expenses incurred in connection with the Transaction and to provide for the working capital needs and general corporate requirements of the Borrower and its subsidiaries after giving effect to the Acquisition shall be provided solely through (i) the Available Cash (as defined in the Joint Fee Letter referred to below), (ii) a cash equity contribution to Holdings from the Equity Investors (other than Mihaylo) in an aggregate amount, which when taken together with the Rollover Equity referred to below, equals at least 30.0% of the sum of (x) the aggregate funds required to consummate the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction (net of the Available Cash used to finance the Transaction) and (y) the aggregate principal amount of all existing indebtedness of the Acquired Business (if any) that is to remain outstanding after giving effect to the Transaction (the "Equity Financing"), (iii) the "rollover" of a number of shares of common stock of the Target beneficially owned by Mihaylo into common stock of Holdings, such that immediately after giving effect to such rollover and the cash equity contribution referred to in clause (ii) above, Mihaylo beneficially owns 49.9% of the equity of Holdings (the "Rollover Equity"), and (iv) senior secured credit facilities made available to the Borrower in the aggregate amount of up to $330.0 million (the "Senior Secured Financing") (with the transactions described in preceding clauses (ii), (iii) and (iv), together with application of the Available Cash, the Acquisition and the Refinancing, being herein collectively referred to as the "Transaction").

                  We understand that the Senior Secured Financing shall consist of (i) a first-lien term loan facility in an aggregate principal amount of up to $200.0 million (the "First-Lien Term Loan Facility"), (ii) a $30.0 million revolving credit facility (the "Revolving Credit Facility" and, together with the First-Lien Term Loan Facility, the "First-Lien Credit Facilities") and
(iii) a second-lien term loan facility in an aggregate principal amount of up to $100.0 million (the "Second-Lien Term Loan Facility" and, together with the First-Lien Credit Facilities, the "Credit Facilities"); it being understood that a portion the Revolving Credit Facility in an amount to be mutually agreed may be utilized to make payments owing to effect the Acquisition or the Refinancing or to pay any fees and expenses incurred in connection with the Transaction. Any commitments under the First-Lien Term Loan Facility or the Second-Lien Term Facility not required to finance the Transaction will terminate on the date of the consummation of the Acquisition (the "Closing Date"), with any such unutilized commitments to be allocated among such tranches of the Credit Facilities in a manner agreed to by the Initial Agents and you. A summary of certain of the terms and conditions of (i) the First-Lien Credit Facilities is set forth in Exhibit A attached hereto (the "First-Lien Term Sheet") and (ii) the Second-Lien Term Loan Facility is set forth in Exhibit B attached hereto (the "Second-Lien Term Sheet" and, together with the First-Lien Term Sheet and the Conditions Precedent set forth in Exhibit C hereto, the

"Term Sheets"). Please note that those matters that are not covered or made clear herein, in the Term Sheets, in the related fee letter of even date herewith among the parties hereto (the "Joint Fee Letter") or the related agency fee letter of even date herewith among DB and you (the "Agency Fee Letter" and, together with the "Joint Fee Letter", collectively, the "Fee Letters") are subject to mutual agreement of the parties hereto.

                  Each of DBTCA and Royal Bank (acting alone or through one or more of its affiliates) is pleased to confirm that, subject to the terms and conditions set forth herein and in the Term Sheets, it hereby severally commits to provide its Relevant Percentage (as defined in the Joint Fee Letter) of the Credit Facilities. You understand and agree that (i) each of DBSI and RBCCM will act as a joint lead arranger and a joint bookrunner for both Credit Facilities (in such capacities, the "Joint Lead Arrangers") (with DBSI to receive "left placement" and RBCCM to receive "right placement" on any marketing materials for the Credit Facilities), (ii) unless DB otherwise determines, DBTCA will act as administrative agent for both Credit Facilities (in such capacities, the "Administrative Agent") and (iii) RBCCM will act as syndication agent for both Credit Facilities (in such capacities, the "Syndication Agent" and, together with the Joint Lead Arrangers, the Administrative Agent and any other agents with respect to the Senior Secured Financing designated as provided below, the "Agents"). Except for such titles as are specified in the immediately preceding sentence and except as provided in the immediately succeeding sentence, all agency roles and titles with respect to the Senior Secured Financing shall be mutually determined by the Initial Agents and you, with each Initial Agent and/or one or more of its affiliates designated by such Initial Agent being entitled to act in any such roles as determined by the Initial Agents. Each Initial Agent shall also have the right, at its discretion, to require one or more different Agents reasonably acceptable to you to act for the First-Lien Credit Facilities as opposed to the Second-Lien Term Loan Facility. You understand and agree that, for each administrative agent with respect to the First-Lien Credit Facilities and/or Second-Lien Term Loan Facility, you shall be obligated to pay to each such Agent the reasonable fees and expenses in its capacity as such as agreed with the respective Agent. You agree that, except as contemplated above in this paragraph or as may be agreed by the Initial Agents in their sole discretion, no other Agents will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this paragraph, the Term Sheets and the Fee Letters) will be paid in connection with the Senior Secured Financing unless you and we shall so agree.

                  Each of DBTCA and RBC reserves the right, prior to or after execution of the definitive credit documentation for the Senior Secured Financing (the "Credit Documentation"), in consultation with you, to syndicate all or part of its commitments hereunder to one or more other lenders (each, a "Lender" and, collectively, the "Lenders") that will become party to the Credit Documentation pursuant to a syndication to be managed solely by the Joint Lead Arrangers (it being understood that completion of the syndication of the Credit Facilities is not a condition to our commitments hereunder and notwithstanding DBTCA's and RBC's right to syndicate the Senior Secured Financing and receive commitments with respect thereto, neither DBTCA nor RBC may assign to any entity (other than its respective affiliates) all or any portion of its commitments hereunder prior to the Closing Date). All aspects of the syndication of the Senior Secured Financing, including, without limitation, timing, potential syndicate members to be approached, titles, allocations and division of fees, shall be determined by the Joint Lead Arrangers in consultation with you. You agree to actively assist the Joint Lead Arrangers in such syndication, including by using your commercially reasonable efforts to ensure that the Joint Lead Arrangers' syndication efforts benefit materially from your existing lending relationships and to provide the Joint Lead Arrangers and the Lenders, promptly upon request, with all information reasonably deemed necessary by the Joint Lead Arrangers to complete successfully the syndication, including, but not limited to, (a) a confidential information memorandum for the Credit Facilities and other marketing materials for delivery to potential syndicate members and participants and (b) projections and all information prepared by you or your affiliates or advisors relating to the transactions described herein. You also agree (i) to make available your representatives, and to use your commercially reasonable efforts to make available, upon reasonable prior notice and at reasonable times and places, the senior officers and representatives of the Acquired Business, in each case from time to time and to attend and make presentations regarding the business and prospects of Holdings, the Acquired Business, and their respective subsidiaries to ratings agencies identified by the Joint Lead Arrangers and at a meeting or meetings of Lenders or prospective Lenders, in each case at such times and places as the Joint Lead Arrangers may reasonably request, and (ii) at the request of the Joint Lead Arrangers, to assist in the preparation of a version of a confidential information memorandum and other marketing materials and presentations to be used in connection with the syndication of the Credit Facilities, consisting exclusively of information and documentation that is either (i) publicly available or (ii) not material with respect to Holdings, the Borrower, Target or their respective subsidiaries or any of their respective securities for purposes of United States Federal and state securities laws (all such information and documentation being "Public Information") and with any information and documentation that is not Public Information being referred to herein as "Private Information"). You further agree that each document to be disseminated by the Administrative Agent to any Lender in connection with the Credit Facilities will be identified by you as either (i) containing Private Information or (ii) containing solely Public Information. The provisions of the fourth sentence and clause (ii) of the fifth sentence of this paragraph shall remain in full force and effect until the earlier of (x) the Closing Date and (y) the successful syndication of the Senior Secured Financing (as defined in the Joint Fee Letter).

                  You represent, warrant and covenant that (i) no written information (excluding general industry data provided by third parties) which has been or is hereafter furnished by you or on your behalf in connection with the transactions contemplated hereby and (ii) no other information given at information meetings for potential syndicate members and supplied or approved by you or on your behalf (such written information and other information being referred to herein collectively as the "Information") taken as a whole contained (or, in the case of Information furnished after the date hereof, will contain), as of the time it was (or hereafter is) furnished, any material misstatement of fact or omitted (or will omit) as of such time to state any material fact necessary to make the statements therein taken as a whole not materially misleading, in the light of the circumstances under which they were (or hereafter are) made; provided that, with respect to Information consisting of statements, estimates and projections regarding the future performance of Holdings, the Acquired Business and their respective subsidiaries (collectively, the "Projections"), no representation, warranty or covenant is made other than that the Projections have been (and, in the case of Projections furnished after the date hereof, will be) prepared in good faith based on assumptions believed to be reasonable at the time of preparation thereof (it being understood that the Projections are and will be subject to contingencies and assumptions, many of which are beyond your control, and that no assurance can be given that the Projections will be realized). You agree to supplement, or cause to be supplemented, the Information and the Projections from time to time until the Closing Date, as appropriate, so that the representations and warranties in the preceding sentence remain correct in all material respects (it being understood that such supplements are not subject to our approval). You understand that, in syndicating the Senior Secured Financing, DB will use and rely on the Information and the Projections without independent verification thereof.

                  Each Initial Agent's commitments and agreements hereunder are subject to (a) since [December 31, 2005], there not occurring a Material Adverse Effect (as defined in the Acquisition Agreement referred to in Exhibit C hereto) (a "Material Adverse Effect"),(1) (b) the Joint Lead Arrangers having a period of not less than 30 days after completion of a customary confidential information memorandum with respect to the Credit Facilities to market and syndicate the Credit Facilities, (c) prior to the Closing Date, there having been no offering, placement or arrangement of any debt securities or bank financing (including refinancings and renewals of debt) by or on behalf of Holdings or any of its subsidiaries (including the Acquired Business), (d) the Initial Agents' completion of their confirmatory due diligence with respect to Holdings, MergerCo and the Acquired Business and their reasonable satisfaction with the results thereof,(2) and (e) the other conditions set forth in the Term Sheets and Exhibit C hereto. Notwithstanding anything set forth in this Commitment Letter, the Term Sheets, the Fee Letters or the Credit Documentation, or any other letter agreement or other undertaking concerning the financing of the Acquisition to the contrary, (i) the only representations relating to the Acquired Business and its subsidiaries which shall be a condition to availability of the Credit Facilities on the Closing Date shall be
(x) such of the representations made by the Acquired Business in the Acquisition Agreement as are material to the interests of the Lenders, except to the extent any breach of such representations shall not give you the right to terminate your obligations under the Acquisition Agreement and (y) the Specified Representations (as defined below) and (ii) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Credit Facilities on the Closing Date if the conditions set forth herein and in the Term Sheets are satisfied (it being understood that (I) to the extent any Collateral referred to in the Term Sheets may not be perfected by the filing of a UCC financing statement, if the perfection of the Administrative Agent's security interest in such Collateral may not be accomplished prior to the Closing Date after your use of commercially reasonable efforts to do so, then the perfection of the security interest in such Collateral shall not constitute a condition precedent to the availability of the Credit Facilities on the Closing Date but, instead, may be accomplished within a period after the Closing Date reasonably acceptable to the Initial Agents and (II) nothing in preceding clause (i) shall be construed to limit the applicability of the individual conditions expressly listed in Exhibit C hereto). For purposes hereof, "Specified Representations" means the representations and warranties of the Acquired Business and its subsidiaries set forth in the Term Sheets relating to compliance with laws, corporate power and authority relating to the


-------------------

(1) It is intended that the definition of Material Adverse Effect will conform to the related definition in the Acquisition Agreement (subject to the Initial Agents' reasonable satisfaction with the terms thereof).

(2) Assuming prompt and full access and cooperation, the Initial Agents are confident that their confirmatory due diligence can be completed concurrently with the drafting and negotiation of definitive documents for the Acquistion.

entering into and performance of the Credit Documentation, the due authorization, execution, delivery and enforceability of the Credit Documentation, no conflicts with material agreements, applicable law and organizational documents, margin regulations, the Investment Company Act of 1940, as amended, and, subject to subclause (I) of the last parenthetical appearing in the preceding sentence, the perfection and priority of the security interests granted in the proposed Collateral.

                  To induce the Initial Agents to issue this letter (together with the Term Sheets, this "Commitment Letter") and to proceed with the documentation of the proposed Senior Secured Financing, you hereby agree that, if the Closing Date shall occur, all reasonable fees and reasonable out-of-pocket expenses (including the reasonable fees and expenses of White & Case LLP as counsel to the Agents, any previous separate counsel to RBC in connection with the proposed Transaction, any separate counsel retained by the Agents with respect to the Second-Lien Term Loan Facility, and any local counsel and consultants) of each Agent and its affiliates arising in connection with this Commitment Letter and in connection with the Transaction and other transactions described herein (including in connection with our due diligence and syndication efforts) shall be for your account (and that at any time following the Closing Date to reimburse the Initial Agents and their affiliates for all such reasonable fees and expenses paid by them). You further agree to indemnify and hold harmless each of the Agents, each Lender (including in any event DBTCA and RBC) and their respective affiliates and each director, officer, employee, representative and agent thereof (each, an "indemnified person") from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses of any kind or nature whatsoever which may be incurred by or asserted against or involve any Agent, any Lender or any other such indemnified person as a result of or arising out of or in any way related to or resulting from the Transaction or this Commitment Letter and, upon demand, to pay and reimburse each Agent, each Lender and each other indemnified person for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim (whether or not any Agent, any Lender or any other such indemnified person is a party to any action or proceeding out of which any such expenses arise); provided, however, that you shall not have to indemnify any indemnified person against any loss, claim, damage, expense or liability to the extent same resulted from the gross negligence or willful misconduct of the respective indemnified person (as determined by a court of competent jurisdiction in a final and non-appealable judgment). No Agent nor any other indemnified person shall be responsible or liable to you or any other person or entity for (x) any determination made by it pursuant to this Commitment Letter in the absence of gross negligence or willful misconduct on the part of such person or entity (as determined by a court of competent jurisdiction in a final and non-appealable judgment), (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems or (z) any indirect, special, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Commitment Letter or the financing contemplated hereby.

                  Each Agent reserves the right to employ the services of its affiliates in providing services contemplated by this Commitment Letter and to allocate, in whole or in part, to its affiliates certain fees payable to such Agent in such manner as such Agent and its affiliates may agree in their sole discretion. You also agree that each of DBTCA and Royal Bank may at any time and from time to time assign all or any portion of its commitments hereunder to one or more of its affiliates. You further acknowledge that (i) each Agent may share with any of its affiliates, and such affiliates may share with such Agent, any information related to the Transaction, Holdings, MergerCo, the Acquired Business, the Sponsors (and your and their respective subsidiaries and affiliates), or any of the matters contemplated hereby and (ii) each Agent and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you or the Acquired Business may have conflicting interests regarding the transactions described herein and otherwise. Each Agent agrees to treat, and cause any such affiliate to treat, all non-public information provided to it by Holdings and MergerCo as confidential information in accordance with customary banking industry practices.

                  You agree that this Commitment Letter is for your confidential use only and that, unless the Initial Agents have otherwise consented, neither its existence nor the terms hereof will be disclosed by you to any person or entity other than your officers, directors, employees, accountants, attorneys and other advisors, and then only on a "need to know" basis in connection with the transactions contemplated hereby and on a confidential basis. Notwithstanding the foregoing, you shall be permitted to furnish a copy hereof to the Acquired Business and their respective advisors on a confidential basis in connection with the proposed Acquisition and, following your acceptance of the provisions hereof and your return of an executed counterpart of this Commitment Letter and the Joint Fee Letter to us and the Agency Fee Letter to DB, in each case as provided below, (i) you may make public disclosure of the existence and amount of the commitments hereunder and of the identity of the Administrative Agent, the Syndication Agent and the Joint Lead Arrangers, (ii) you may file a copy of this Commitment Letter (but not the Fee Letters) in any public record in which it is required by law to be filed and (iii) you may make such other public disclosure of the terms and conditions hereof as, and to the extent, you are required by law, in the opinion of your counsel, to make.

                  You hereby represent and acknowledge that, to the best of your knowledge, no Initial Agent, nor any employees or agents of, or other persons affiliated with, any Initial Agent, have directly or indirectly made or provided any statement (oral or written) to you or to any of your employees or agents, or other persons affiliated with or related to you (or, so far as you are aware, to any other person), as to the potential tax consequences of the Transaction.

                  The provisions of the four immediately preceding paragraphs shall survive any termination of this Commitment Letter.

                  In order to comply with the USA Patriot Act, each Initial Agent must obtain, verify and record information that identifies each entity (or individual) that enters into a business relationship with such Initial Agent. As a result, in addition to your corporate name and address, each Initial Agent will obtain your corporate tax identification number and certain other information. Each Initial Agent may also request relevant corporate resolutions and other identifying documents.

                  This Commitment Letter and the Fee Letters (and your rights and obligations hereunder and thereunder) shall not be assignable by you to any person or entity without the prior written consent of each Initial Agent party hereto or thereto, as the case may be (and any purported assignment without such consent shall be null and void); provided, however, that you may assign your rights and delegate your obligations hereunder to one or more domestic affiliates of the Sponsors controlled by the Sponsors and formed for the purposes of effecting the Acquisition or to the Borrower, whereupon your obligations hereunder shall terminate and the assignee shall be bound hereunder. This Commitment Letter and the Fee Letters may not be amended or modified, or any provision hereof and thereof waived, except by an instrument in writing signed by you and each Initial Agent party hereto or thereto, as the case may be. Each of this Commitment Letter and the Fee Letters may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter or the Fee Letters by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof or thereof, as the case may be. This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York. This Commitment Letter and the Fee Letters set forth the entire agreement between the parties hereto as to the matters set forth herein and supersede all prior communications, written or oral, with respect to the matters herein. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person or entity other than the parties hereto (and indemnified persons) and may not be relied upon by any person or entity other than you. Neither this Commitment Letter nor the Fee Letters are intended to create a fiduciary relationship among the parties hereto or thereto.

                  Each of the parties hereto hereby waives any right to trial by jury with respect to any claim, action, suit or proceeding arising out of or contemplated by this Commitment Letter or the Fee Letters. You hereby submit to the non-exclusive jurisdiction of the federal and New York state courts located in the county of New York in connection with any dispute related to this Commitment Letter, the Fee Letters or any matters contemplated hereby or thereby.

                  Each Initial Agent's willingness, and commitments, with respect to the Senior Secured Financing as set forth above will terminate on the first to occur of (x) October 31, 2006, unless on or prior to such date the Transaction has been consummated and a definitive credit agreement and all related documentation evidencing each of the First-Lien Credit Facilities and the Second-Lien Term Loan Facility, in form and substance reasonably satisfactory to the Initial Agents, shall have been entered into and the initial borrowings shall have occurred thereunder, or (y) any time after the execution of the Acquisition Agreement and prior to the consummation of the Transaction, the date of the termination of the Acquisition Agreement (other than with respect to ongoing indemnities, confidentiality provisions and similar provisions).

                                     * * *

                  If you are in agreement with the foregoing, please sign and return (x) to each Initial Agent the enclosed copy of this Commitment Letter, together with a copy of the enclosed Joint Fee Letter and (y) to DB a copy of the Agency Fee Letter, in each case no later than 5:00 p.m., New York time, on July 31, 2006. Unless this Commitment Letter and the Fee Letters are signed and returned by the time and date provided in the immediately preceding sentence, this Commitment Letter shall terminate at such time and date.

                                           Very truly yours,

                                           DEUTSCHE BANK TRUST COMPANY AMERICAS

                                           By:    /s/ Stephen Cayer
                                               --------------------------------
                                               Name: Stephen Cayer
                                               Title: Director

                                           By:    /s/ David Mayhew
                                               --------------------------------
                                               Name: David Mayhew
                                               Title: Managing Director

                                           DEUTSCHE BANK SECURITIES INC.

                                           By:    /s/ Martha Klessen
                                               --------------------------------
                                               Name: Martha Klessen
                                               Title: Managing Director

                                           By:    /s/ John Eydenberg
                                               --------------------------------
                                               Name: John Eydenberg
                                               Title: Managing Director

                                           ROYAL BANK OF CANADA


                                           By:    /s/ Mark S. Gronich
                                               --------------------------------
                                               Name: Mark S. Gronich
                                               Title: Authorized Signatory

Agreed to and Accepted this

14th day of June, 2006:


INTL ACQUISITION CORP.


By:    /s/ Steven G. Mihaylo
    -----------------------------------
     Name: Steven G. Mihaylo
     Title: Co-President


By:    /s/ Christopher G. Nicholson
    -----------------------------------
     Name: Christopher G. Nicholson
     Title: Co-President

                                                                    EXHIBIT A
                                                                    ---------

                            SUMMARY OF CERTAIN TERMS
                        OF FIRST-LIEN CREDIT FACILITIES

                  Unless otherwise defined herein, capitalized terms used herein and defined in the letter agreement to which this Exhibit A is attached (the "Commitment Letter") are used herein as therein defined.

I.       Description of First-Lien Credit Facilities
         -------------------------------------------

Borrower:               (i) At any time prior to the consummation of the
                        Merger, MergerCo and (ii) on and after the consummation of the Merger, Target as the surviving corporation of the Merger (such relevant borrowing entity, the "Borrower").

Credit Facilities:      1.       A term loan facility in an aggregate principal
                                 amount of up to $200.0 million (the
                                 "First-Lien Term Loan Facility").


                        2. A revolving credit facility in an aggregate principal amount of $30.0 million (the "Revolving Credit Facility" and, together with the First-Lien Term Loan Facility, the "First-Lien Credit Facilities").

A.       First-Lien Term Loan Facility
         -----------------------------

                        Use of Proceeds: The loans made pursuant to the First-Lien Term Loan Facility (the "First-Lien Term Loans") may only be incurred on the date of the consummation of the Acquisition (the "Closing Date"), and the proceeds thereof shall be used solely to finance, in part, the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.

Maturity:               The final maturity date of the First-Lien Term Loan
                        Facility shall be 6 years from the Closing Date (the
                        "First-Lien Term Loan Maturity Date").

Amortizations:          (i)      During the first 5-3/4 years following the
                                 Closing Date, amortization of the First-Lien
                                 Term Loans shall be required in each calendar quarter in an amount equal to 0.25% of the initial aggregate principal amount of the First-Lien Term Loans.

                        (ii) The remaining aggregate principal amount of First-Lien Term Loans shall be repaid in full on the First-Lien Term Loan Maturity Date.

Availability:           First-Lien Term Loans may only be incurred on the
                        Closing Date. No amount of First-Lien Term Loans once repaid may be reborrowed.

                                                                  EXHIBIT A
                                                                     Page 2

B.       Revolving Credit Facility
         -------------------------

Use of Proceeds: The proceeds of loans under the Revolving Credit Facility (the "Revolving Loans") shall be utilized for working capital, capital expenditures and general corporate purposes (including, without limitation, for permitted acquisitions), provided that a portion of the Revolving Credit Facility in an amount to be mutually agreed may be utilized to pay amounts owing to effect the Acquisition or the Refinancing or to pay any fees and expenses incurred in connection with the Transaction.

Maturity:               The final maturity date of the Revolving Credit
                        Facility shall be 5 years from the Closing Date (the
                        "Revolving Loan Maturity Date").


Availability:           Revolving Loans may be borrowed, repaid and reborrowed
                        after the Closing Date and prior to the Revolving Loan
                        Maturity Date in accordance with the terms of the definitive credit documentation governing the
                        First-Lien Credit Facilities.

Letters of Credit:      A portion to be mutually agreed of the Revolving Credit
                        Facility will be available for the issuance of stand-by and trade letters of credit ("Letters of Credit") to support obligations of the Borrower and its subsidiaries satisfactory to the Initial Agents and the Required Lenders (as defined below). Maturities for
                        Letters of Credit will not exceed twelve months in the case of standby Letters of Credit or 180 days in the case of trade Letters of Credit, renewable annually thereafter in the case of standby Letters or Credit and, in any event, shall not extend beyond the tenth business day prior to the Revolving Loan Maturity Date.

Swingline Loans:        A portion to be mutually agreed of the Revolving Credit
                        Facility will be available prior to the Revolving Loan
                        Maturity Date for swingline loans (the "Swingline
                        Loans" and, together with Revolving Loans and

                        First-Lien Term Loans, the "Loans") to be made by DBTCA (in such capacity, the "Swingline Lender") on same-day notice. Any Swingline Loans will reduce availability under the Revolving Credit Facility on a dollar-for-dollar basis. Each Lender under the Revolving Credit Facility shall acquire an irrevocable and unconditional pro rata participation in each Swingline Loan.


II.      Terms Applicable to the First-Lien Credit Facilities

Administrative Agent:   Deutsche Bank Trust Company Americas ("DBTCA") (in such
                        capacity the "Administrative Agent").

Syndication Agent:      RBC Capital Markets ("RBCCM") (in such capacity the
                        "Syndication Agent").

                                                                  EXHIBIT A
                                                                     Page 3

Joint Lead Arrangers
and
Joint Book Runners:     Deutsche Bank Securities Inc. ("DBSI") and RBCCM (in
                        such capacities, the "Joint Lead Arrangers").

Lenders: DBTCA, RBC and/or a syndicate of lenders arranged by the Joint Lead Arrangers (the "Lenders").

Guaranties:             Holdings and each direct and indirect domestic
                        subsidiary of Holdings (other than the Borrower) (each, a "Guarantor" and, collectively, the "Guarantors") shall be required to provide an unconditional guaranty of all amounts owing under the First-Lien Credit
                        Facilities (the "Guaranties"). Such Guaranties shall be in form and substance reasonably satisfactory to the Initial Agents and shall, to the extent requested by the Initial Agents, also guarantee the Borrower's and its subsidiaries' obligations under interest rate swaps/foreign currency swaps or similar agreements with a Lender or its affiliates (the "Secured Hedging
                        Agreements"). All Guaranties shall be guarantees of payment and not of collection.


Security:               All amounts owing under the First-Lien Credit
                        Facilities and (if applicable) the Secured Hedging
                        Agreements (and all obligations under the Guaranties) will be secured by (x) a first priority perfected security interest in all stock, other equity interests and promissory notes owned by the Borrower and the Guarantors, provided that not more than 65% of the total outstanding voting stock of any non-U.S.
                        subsidiary of the Borrower which is a "controlled foreign corporation" (within the meaning of Section 957 of the Internal Revenue Code) shall be required to be pledged, and (y) a first priority perfected security interest in all other tangible and intangible assets
                        (including, without limitation, receivables, cash and securities deposit accounts, contract rights, securities, patents, trademarks, other intellectual property, inventory, equipment, real estate and leasehold interests, but excluding immaterial owned and leased real property (subject to materiality thresholds to be mutually agreed), motor vehicles to the extent certificates of title would be required to be obtained) owned by the Borrower and the Guarantors (all of the foregoing, the "Collateral"), except for (i) in each case, those assets as to which the Administrative
                        Agent shall reasonably determine that the costs of obtaining such security interest are excessive in relation to the value of the security to be afforded thereby and (ii) such other assets of the Borrower and the Guarantors as may be agreed by the Administrative
                        Agent.

                        All documentation (collectively referred to herein as the "Security Agreements") evidencing the security required pursuant to the immediately preceding paragraph shall be in form and substance reasonably satisfactory to the Initial Agents, and shall effectively create first priority security interests in the property purported to be covered thereby, with such exceptions as are acceptable to the Initial Agents in their reasonable discretion.

                                                                  EXHIBIT A
                                                                     Page 4


Intercreditor
Matters: The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the "Intercreditor Agreement") reasonably acceptable to the Initial Agents. The Intercreditor Agreement will provide (in each case, except to the extent the Administrative Agent otherwise determines), inter alia, for (i) subordination of security interests of the lenders under the Second-Lien Term Loan Facility to the security interests of the Lenders under the First-Lien Credit Facilities, (ii) "turnover" provisions with respect to Collateral proceeds, (iii) limitations on the voting rights of lenders under the Second-Lien Term Loan Facility with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral, (iv) a waiver of the right of lenders under the Second-Lien Term Loan Facility to challenge any "debtor-in-possession financing" or other credit approved by the Lenders under the First-Lien Credit Facilities, and (v) standstill provisions relating to the enforcement of remedies with respect to the Collateral.

Optional Commit-
ment Reductions:        The unutilized portion of the total commitments under
                        the Revolving Credit Facility may, upon three business days' notice, be reduced or terminated by the Borrower without penalty in minimum amounts to be agreed.

Voluntary
Prepayments:            Voluntary prepayments may be made at any time on three
                        business days' notice in the case of Eurodollar Loans, or one business day's notice in the case of Base Rate
                        Loans, without premium or penalty, in minimum principal amounts to be agreed; provided that voluntary prepayments of Eurodollar Loans made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.
                        Voluntary prepayments of First-Lien Term Loans shall be applied to scheduled amortization payments thereof in such manner as may be directed by the Borrower.

Mandatory
Repayments:             Mandatory repayments of First-Lien Term Loans shall be
                        required from (a) 100% of the proceeds (net of taxes and costs and expenses in connection with the sale) from asset sales by Holdings and its subsidiaries
                        (except for sales of inventory and obsolete or worn-out property in the ordinary course of business and subject to reinvestment rights if reinvested within 12 months and other certain ordinary course exceptions to be mutually agreed upon), (b) 100% of the net proceeds from issuances of debt by Holdings or any of its subsidiaries (with appropriate exceptions to be mutually agreed upon), (c) 50% (reducing to a lesser percentage or percentages based on meeting specified
                        Total Leverage Ratios (to be defined) to be agreed and so long as no default or event of default under the First-Lien Credit Facilities is in existence) of annual excess cash flow

                                                                  EXHIBIT A
                                                                     Page 5

                        (to be defined to the satisfaction of the Initial Agents) of Holdings and its subsidiaries, commencing with the fiscal year of Holdings ending December 31, 2007, and (d) 100% of the net proceeds from insurance recovery and condemnation events of Holdings and its subsidiaries (subject to reinvestment rights if reinvested within 12 months and certain exceptions to be mutually agreed upon).

                        All mandatory repayments of First-Lien Term Loans made pursuant to clauses (a)-(d) above shall be applied in direct order to the then remaining scheduled amortization payments with respect to the First-Lien Term Loans. To the extent the amount of any mandatory repayment which would otherwise be required as provided above exceeds the aggregate principal amount of First-Lien Term Loans then outstanding, such excess shall apply to repay principal of outstanding Revolving Loans and Swingline Loans (or, if an event of default then exists under the First-Lien Credit Facilities, to permanently reduce the commitments under the Revolving Credit Facility). In addition, (i) if at any time the outstandings pursuant to the Revolving Credit Facility (including Letter of Credit outstandings and Swingline Loans) exceed the aggregate commitments with respect thereto, prepayments of Revolving Loans and/or Swingline Loans (and/or the cash collateralization of Letters of Credit) shall be required in an amount equal to such excess and (ii) upon the occurrence of a change of control (to be defined), all commitments under the First-Lien Credit Facilities shall terminate and all outstanding Loans shall become due and payable.

Interest Rates:         At the Borrower's option, Loans may be maintained from
                        time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable Margin (as defined in the Fee Letter) or (y) Eurodollar Loans, which shall bear interest at the Eurodollar Rate
                        (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin, provided, that (I) all Swingline Loans shall bear interest based upon the Base
                        Rate and (II) until the earlier to occur of (i) the 5th business day following the 30-day anniversary of the Closing Date or (ii) the date upon which the Lead
                        Arranger shall determine in its sole discretion that the primary syndication of the First-Lien Credit
                        Facilities has been completed, Eurodollar Loans shall be restricted to one week interest period at all times, with the first such interest period to begin on the fifth business day after the Closing Date and with any subsequent interest periods to begin on the last day of the prior one week interest period theretofore in effect.

                        "Base Rate" shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

                                                                  EXHIBIT A
                                                                     Page 6

                        Interest periods of 1 week (in the circumstances contemplated by the second preceding paragraph), 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders with commitments and/or Loans under a given tranche of the First-Lien Credit Facilities, 9 or 12 months, shall be available in the case of Eurodollar Loans.

                        The First-Lien Credit Facilities shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the First-Lien Credit Facilities which expressly require the consent of such Lender and which have been approved by the Required Lenders.

                        Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and commitment fees and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:       Overdue principal, interest and other amounts shall
                        bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans of the respective tranche under the First-Lien Credit
                        Facilities from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings
                        (or, in the event there is no applicable rate, the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time). Such interest shall be payable on demand.

Commitment Fee:         A commitment fee, at a per annum rate of 0.50%, on the
                        daily undrawn portion of the commitments of each Lender under the Revolving Credit Facility (for such purpose, with outstanding Swingline Loans not being treated as utilization of the Revolving Credit Facility), will commence accruing on the Closing Date and will be payable quarterly in arrears; provided that so long as no default or event of default exists under the First-Lien Credit Facilities, the commitment fee rate specified above shall be subject to quarterly step-downs to be determined (but, in any event, not commencing until the delivery of Holdings' financial statements in respect of its first full fiscal quarter ending after the Closing Date) based on meeting certain specified Total Leverage Ratios to be agreed.

                                                                  EXHIBIT A
                                                                     Page 7

Letter of
Credit Fees:            A letter of credit fee equal to the Applicable Margin
                        for Revolving Loans maintained as Eurodollar Loans on the outstanding stated amount of Letters of Credit (the
                        "Letter of Credit Fee") to be shared proportionately by the Lenders under the Revolving Credit Facility in accordance with their participation in the respective
                        Letter of Credit, and a facing fee of 1/4 of 1% per annum (but in no event less than $500 per annum for each Letter of Credit) (the "Facing Fee") to be paid to the issuer of each Letter of Credit for its own account, in each case calculated on the aggregate stated amount of all Letters of Credit for the stated duration thereof. Letter of Credit Fees and Facing Fees shall be payable quarterly in arrears. In addition, the issuer of a Letter of Credit will be paid its customary administrative charges in connection with Letters of Credit issued by it.

Agent/
Lender Fees:            Each Agent and the Lenders shall receive such fees as
                        have been separately agreed upon.

Assignments and
Participations:         Neither Holdings nor the Borrower may assign its rights
                        or obligations under the First-Lien Credit Facilities.
                        Any Lender may assign, and may sell participations in, its rights and obligations under the First-Lien Credit
                        Facilities, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount to be established by the Administrative Agent (or, if less, the entire amount of such assignor's commitments and outstanding Loans at such time), (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and the Borrower (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned), except that the consent of the Borrower will not be required in the case of an assignment to any Lender or its affiliates, if an event of default exists under the First-Lien Credit Facilities or at any time prior to the completion of the primary syndication of the First-Lien Credit Facilities (as determined by the
                        Joint Lead Arrangers)). The First-Lien Credit
                        Facilities shall provide for a mechanism which will allow for each assignee to become a direct signatory to the First-Lien Credit Facilities and will relieve the assigning Lender of its obligations with respect to the assigned portion of its commitment.

Waivers and
Amendments:             Amendments and waivers of the provisions of the loan
                        documentation will require the approval of Lenders holding commitments and/or outstandings (as appropriate) representing more than 50% of the aggregate commitments and outstandings under the First-Lien Credit Facilities (the

                                                                  EXHIBIT A
                                                                     Page 8


                        "Required Lenders"), except that (a) the consent of all of the Lenders affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, and (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the collateral or the value of the Guaranties; provided that if any of the matters described in clause (a) or (b) is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions or (y) with the consent of the Required Lenders, terminate the commitment of any non-consenting Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Loans and participations held by such Lender.

Documentation;
Governing Law:          The Lenders' commitments for the First-Lien Credit
                        Facilities will be subject to the negotiation, execution and delivery of definitive financing agreements (and related security documentation, intercreditor agreements, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by White & Case LLP as counsel to the Initial
                        Agents, and reasonably satisfactory to the Initial
                        Agents and the Borrower (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation shall be governed by the internal laws of the State of New York (except security documentation that the Administrative Agent determines should be governed by local law).

Conditions
Precedent:              As provided in Exhibit C to the Commitment Letter.

                        In addition, it shall be a condition precedent to all extensions of credit that:

                        (i) all representations and warranties shall be true and correct in all material respects on the Closing Date (and on any subsequent date upon which an extension of credit is made pursuant to the Revolving Credit Facility), before and after giving effect to all extensions of credit on such date; provided that representations and warranties made on the Closing Date shall be limited as provided in the seventh paragraph of the Commitment Letter; and

                        (ii) no event of default under the First-Lien Credit Facilities or event which with the giving of notice or lapse of time or both would be an event of default under the First-Lien Credit Facilities, shall have occurred and be continuing or would result from the extensions of credit on such date.

                                                                  EXHIBIT A
                                                                     Page 9

Representations
and Warranties:         Representations and warranties (applicable to Holdings,
                        the Borrower and their respective subsidiaries) will be limited to the following, in each case with customary and other exceptions and qualifications to be mutually agreed: (i) corporate status, (ii) power and authority,
                        (iii) no violation or conflicts with laws, contracts or charter documents, (iv) governmental and third-party approvals, (v) financial statements, undisclosed liabilities and projections, (vi) absence of a material adverse effect, (vii) solvency, (viii) absence of material litigation, (ix) true and complete disclosure,
                        (x) use of proceeds and compliance with margin regulations, (xi) tax returns and payments, (xii) compliance with ERISA, environmental law, general statutes, etc., (xiii) ownership of property, (xiv) perfection of security interests under Security
                        Agreements, (xv) capitalization, (xvi) inapplicability of Investment Company Act, (xvii) employment and labor relations, (xviii) intellectual property, franchises, etc., (xix) Existing Indebtedness (as defined in
                        Exhibit C to the Commitment Letter), (xx) maintenance of insurance, and (xxi) subordination.

Covenants:              Affirmative, negative and financial covenants
                        (applicable to Holdings, the Borrower and their respective subsidiaries) will be limited to the following, in each case, with customary and other exceptions and qualifications to be mutually agreed:

                        (a) Affirmative Covenants - (i) Compliance with laws and regulations (including, without limitation, ERISA and environmental laws); (ii) payment of taxes and other obligations; (iii) maintenance of adequate insurance; (iv) preservation of corporate existence, rights (charter and statutory), franchises, permits, licenses and approvals; (v) visitation and inspection rights; (vi) keeping of proper books in accordance with generally accepted accounting principles; (vii) maintenance of properties; (viii) maintenance of corporate separateness among Holdings, the Borrower and their respective subsidiaries; (ix) further assurances as to perfection and priority of security interests and additional guarantors; (x) notice of defaults, material litigation and certain other material events; (xi) customary financial and other reporting requirements (including, without limitation, forecasts prepared by management of Holdings); (xii) use of proceeds; (xiii) within 90 days following the Closing Date, 50% of the initial aggregate principal amount of the First-Lien Term Loan Facility and the Second-Lien Term Loan Facility shall be hedged for not less than three years on terms and with counterparties reasonably acceptable to the Administrative Agent; and (xiv) ownership of subsidiaries.

                        (b) Negative Covenants - Restrictions on (i) liens;
                        (ii) incurrences of debt, and incurrences of debt under guarantees or other contingent obligations; (iii) mergers and consolidations; (iv) sales, transfers and other dispositions of property and assets (including sale-leaseback transactions but with exceptions to include (x) sales of inventory in the ordinary course

                                                                  EXHIBIT A
                                                                    Page 10

                        of business and (y) sales of obsolete or worn out assets); (v) loans, acquisitions, joint ventures and other investments; (vi) dividends and other distributions to, and redemptions and repurchases from, equity holders; (vii) prepaying, redeeming or repurchasing debt; (viii) capital expenditures (with carry-forwards to be agreed upon); (ix) restrictions on subsidiaries; (x) changes in the nature of business;
                        (xi) amending organizational documents, or amending or otherwise modifying certain debt documents and other material agreements; (xii) Holdings owning assets or conducting business other than as a passive holding company; (xiii) changes in fiscal quarter and fiscal year ends; (xiv) transactions with affiliates (including payments to the Sponsors and their affiliates); (xv) formation of subsidiaries; and (xvi) issuances of certain equity interests.

                        (c) Financial Covenants. The following financial covenants (with definitions and levels to be agreed):

                                 o  Maintenance of a maximum ratio of Total
                                    Consolidated Net Debt (to be defined to (x) net out unrestricted cash and cash equivalents of the Borrower and the Guarantors over which the Administrative Agent (for the benefit of the Lenders) has a first-priority, perfected security interest and (y) exclude contingent liabilities on a basis customary for financing transactions of this nature) to Consolidated EBITDA (the "Total Leverage Ratio");

                                 o Maintenance of a minimum Interest Coverage Ratio; and

                                 o  Maintenance of a maximum ratio of Total
                                    First-Lien Consolidated Debt to
                                    Consolidated EBITDA.

Events of Default:      Events of Default (applicable to Holdings, the Borrower
                        and their respective subsidiaries) will consist of the following, in each case, with customary and other exceptions and qualifications to be mutually agreed:
                        (i) nonpayment of principal when due or interest, fees or other amounts after grace periods to be mutually agreed; (ii) failure to perform or observe covenants set forth in First-Lien Credit Facilities, subject
                        (where customary and appropriate) to notice and an appropriate grace period; (iii) any representation or warranty proving to have been incorrect in any material respect when made or confirmed; (iv) cross-defaults to other indebtedness in an amount to be agreed; (v) bankruptcy, insolvency proceedings, etc. (with a grace period for involuntary proceedings to be mutually agreed); (iv) inability to pay debts, attachment, etc.;
                        (vii) monetary judgment defaults in an amount to be mutually agreed and material nonmonetary judgment defaults; (viii) customary ERISA and environmental defaults; (ix) actual or asserted invalidity of loan documentation or impairment of a portion of the Collateral to be agreed; and (x) change of control (to be defined).

                                                                  EXHIBIT A
                                                                    Page 11

Indemnification:        The documentation for the First-Lien Credit Facilities
                        will contain customary indemnities for the Agents, the Lenders and their respective employees, agents and affiliates (other than as a result of such person's gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision).

                                                                  EXHIBIT B


                            SUMMARY OF CERTAIN TERMS
                       OF SECOND-LIEN TERM LOAN FACILITY
                       ---------------------------------

Unless otherwise defined herein, capitalized terms used herein and defined in the letter to which this Exhibit B is attached (the "Commitment Letter") are used herein as therein defined.

Credit Facility:        A second-lien term loan facility in an aggregate
                        principal amount of up to $100.0 million (the
                        "Second-Lien Term Loan Facility").


Borrower:               (i) At any time prior to the consummation of the
                        Merger, MergerCo and (ii) on and after the consummation of the Merger, Target as the surviving corporation of the Merger (such relevant borrowing entity, the "Borrower").

Administrative Agent:   Deutsche Bank Trust Company Americas ("DBTCA") (in such
                        capacity the "Administrative Agent").

Syndication Agent:      RBC Capital Markets ("RBCCM") (in such capacity the
                        "Syndication Agent").

Joint Lead Arrangers
and
Joint Book Runners:     Deutsche Bank Securities Inc. ("DBSI") and RBCCM (in
                        such capacities, the "Joint Lead Arrangers").

Lenders: DBTCA, RBC and/or a syndicate of lenders arranged by the Joint Lead Arrangers (the "Lenders").

Use of Proceeds/
Availability:           The loans made pursuant to the Second-Lien Term Loan
                        Facility (the "Second-Lien Term Loans") may only be incurred on the date of the consummation of the Acquisition (the "Closing Date"), and the proceeds thereof shall be used solely to finance, in part, the Acquisition and the Refinancing and to pay the fees and expenses incurred in connection with the Transaction.
                        No amount of Second-Lien Term Loans once repaid may be reborrowed.

Maturity:               The final maturity date of the Second-Lien Term Loan
                        Facility shall be seven years from the Closing Date
                        (the "Second-Lien Term Loan Maturity Date").

Scheduled
Amortization:           None. The aggregate principal amount of Second-Lien
                        Term Loans shall be due and payable in full on the Second-Lien Term Loan Maturity Date.

Ranking: The Second-Lien Term Loans will be pari passu in right of payment with the First-Lien Credit Facilities.

                                                                  EXHIBIT B
                                                                     Page 2

Guaranties:             Holdings and each direct and indirect subsidiary of
                        Holdings (other than the Borrower) (each, a "Guarantor" and, collectively, the "Guarantors") shall be required to provide an unconditional guaranty of all amounts owing under the Second-Lien Term Loan Facility (the
                        "Guaranties"). Such Guaranties shall be in form and substance reasonably satisfactory to the Initial
                        Agents. All Guaranties shall be guarantees of payment and not of collection.

Security:               The Borrower and each Guarantor shall grant valid and
                        perfected second-priority liens and security interests in the Collateral (as defined in the First-Lien Term
                        Sheet). All documentation evidencing the security required pursuant to the immediately preceding sentence shall be in form and substance reasonably satisfactory to the Initial Agents.

Intercreditor
Matters: The priority of the security interests in the Collateral and related creditors rights will be set forth in an intercreditor agreement (the "Intercreditor Agreement") reasonably acceptable to the Initial Agents and the Borrower. The Intercreditor Agreement will provide (in each case, except to the extent the Administrative Agent otherwise determines), inter alia, for (i) subordination of security interests of the Lenders under the Second-Lien Term Loan Facility to the security interests of the lenders under the First-Lien Credit Facilities, (ii) "turnover" provisions with respect to Collateral proceeds, (iii) limitations on the voting rights of Lenders under the Second-Lien Term Loan Facility with respect to the release of Collateral and the enforcement of remedies with respect to the Collateral, (iv) a waiver of the right of Lenders under the Second-Lien Term Loan Facility to challenge any "debtor-in-possession financing" or other credit approved by the lenders under the First-Lien Credit Facilities, and (v) standstill provisions relating to the enforcement of remedies with respect to the Collateral.

Optional
Prepayment:             After the repayment in full in cash of the principal of
                        all outstanding loans under the First-Lien Credit
                        Facilities, the payment in full in cash of all accrued interest thereon and related obligations and, if a default or event of default then exists under the Revolving Credit Facility, the termination of all commitments and Letter of Credit under the Revolving
                        Credit Facility (the "First-Lien Credit Facilities
                        Discharge"), voluntary prepayments may be made at any time on three business days' notice, without premium or penalty (except as otherwise provided under the heading
                        "Prepayment Fee" below), in minimum principal amounts to be mutually agreed; provided that voluntary prepayments made on a date other than the last day of an interest period applicable thereto shall be subject to customary breakage costs.

                                                                  EXHIBIT B
                                                                     Page 3

Mandatory
Prepayment:             After the First-Lien Credit Facilities Discharge, the
                        Borrower will prepay the Second-Lien Term Loans on the same basis as First-Lien Terms Loans are to be repaid under the First-Lien Credit Facilities (as described opposite the heading "Mandatory Repayments" in the First-Lien Term Sheet), with proceeds received by Holdings and its subsidiaries in excess of the amounts then required to be applied as a permanent repayment and/or commitment reduction under the First-Lien Credit
                        Facilities (determined without regard to any termination thereof) to be so applied to the permanent repayments of the Second-Lien Term Loans.

Prepayment Fee:         Voluntary prepayments of Second-Lien Term Loans, in
                        each case prior to the second anniversary of the Closing Date, will require payment of a fee as follows:

                        (i) if during the first year after the Closing Date, an amount equal to 2% of such prepayment, and

                        (ii) if during the second year after the Closing Date, an amount equal to 1% of such prepayment.

Interest Rates:         At the Borrower's option, Second-Lien Term Loans may be
                        maintained from time to time as (x) Base Rate Loans, which shall bear interest at the Base Rate (as defined below) in effect from time to time plus the Applicable
                        Margin (as defined in the Fee Letter) or (y) Eurodollar
                        Loans, which shall bear interest at the Eurodollar Rate
                        (adjusted for maximum reserves) as determined by the Administrative Agent for the respective interest period plus the Applicable Margin, provided, that until the earlier to occur of (i) the 5th business day following the 30-day anniversary of the Closing Date or (ii) the date upon which the Lead Arranger shall determine in its sole discretion that the primary syndication of the Second-Lien Term Loan Facility has been completed,
                        Eurodollar Loans shall be restricted to one week interest period at all times, with the first such interest period to begin on the fifth business day after the Closing Date and with any subsequent interest periods to begin on the last day of the prior one week interest period theretofore in effect.

                        "Base Rate" shall mean the higher of (x) the rate that the Administrative Agent announces from time to time as its prime lending rate, as in effect from time to time, and (y) 1/2 of 1% in excess of the overnight federal funds rate.

                        Interest periods of 1 week (in the circumstances contemplated by the second preceding paragraph), 1, 2, 3 and 6 months or, to the extent agreed to by all Lenders, 9 or 12 months, shall be available in the case of Eurodollar Loans.

                                                                  EXHIBIT B
                                                                     Page 4

                        The Second-Lien Term Loan Facility shall include customary protective provisions for such matters as defaulting banks, capital adequacy, increased costs, reserves, funding losses, illegality and withholding taxes. The Borrower shall have the right to replace any Lender that (i) charges a material amount in excess of that being charged by the other Lenders with respect to contingencies described in the immediately preceding sentence or (ii) refuses to consent to certain amendments or waivers of the Second-Lien Term Loan Facility which expressly require the consent of such Lender and which have been approved by the Required Lenders (as defined below).

                        Interest in respect of Base Rate Loans shall be payable quarterly in arrears on the last business day of each calendar quarter. Interest in respect of Eurodollar Loans shall be payable in arrears at the end of the applicable interest period and every three months in the case of interest periods in excess of three months. Interest will also be payable at the time of repayment of any Second-Lien Term Loans and at maturity. All interest on Base Rate Loans, Eurodollar Loans and any other fees shall be based on a 360-day year and actual days elapsed (or, in the case of Base Rate Loans determined by reference to the prime lending rate, a 365/366-day year and actual days elapsed).

Default Interest:       Overdue principal, interest and other amounts shall
                        bear interest at a rate per annum equal to the greater of (i) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans from time to time and (ii) the rate which is 2% in excess of the rate then borne by such borrowings (or, in the event there is no applicable rate, the rate which is 2% in excess of the rate otherwise applicable to Base Rate
                        Loans from time to time). Such interest shall be payable on demand.

Administrative
Agent/Lender Fees:      Each Agent and the Lenders shall receive such fees as
                        have been separately agreed upon.

Assignments:            Neither Holdings nor the Borrower may assign its rights
                        or obligations under the Second-Lien Term Loan
                        Facility. Any Lender may assign, and may sell participations in, its rights and obligations under the Second-Lien Term Loan Facility, subject (x) in the case of participations, to customary restrictions on the voting rights of the participants and (y) in the case of assignments, to such limitations as may be established by the Administrative Agent (including (i) a minimum assignment amount of $1.0 million (or, if less, the entire amount of such assignor's commitments and outstanding Second-Lien Term Loans at such time),
                        (ii) an assignment fee in the amount of $3,500 to be paid by the respective assignor or assignee to the Administrative Agent and (iii) the receipt of the consent of the Administrative Agent and the Borrower
                        (such consent, in any such case, not to be unreasonably withheld, delayed or conditioned), except that

                                                                  EXHIBIT B
                                                                     Page 5

                        the consent of the Borrower will not be required in the case of an assignment to any Lender or its affiliates, if an event of default exists under the Second-Lien Term Loan Facility or at any time prior to the completion of the primary syndication of the First-Lien Credit Facilities (as determined by the Joint Lead Arrangers)). The Second-Lien Term Loan Facility shall provide for a mechanism which will allow for each assignee to become a direct signatory to the Second-Lien Term Loan Facility and will relieve the assigning Lender of its obligations with respect to the assigned portion of its outstanding Second-Lien Term Loans.

Waivers and
Amendments:             Subject to the terms of the Intercreditor Agreement,
                        amendments and waivers of the provisions of the loan documentation will require the approval of Lenders holding commitments or outstandings (as appropriate) representing more than 50% of the aggregate commitments or outstandings under the Second-Lien Term Loan
                        Facility (the "Required Lenders"), except that (a) the consent of all of the Lenders affected thereby will be required with respect to (i) increases in commitment amounts, (ii) reductions of principal, interest or fees and (iii) extensions of final scheduled maturities or times for payment of interest or fees, and (b) the consent of all of the Lenders shall be required with respect to releases of all or substantially all of the Collateral or the value of the Guaranties; provided that if any of the matters described in clause (a) or
                        (b) is agreed to by the Required Lenders, the Borrower shall have the right to either (x) substitute any non-consenting Lender by having its Second-Lien Term
                        Loans and commitments assigned, at par, to one or more other institutions, subject to the assignment provisions or (y) with the consent of the Required
                        Lenders, terminate the commitment of any non-consenting
                        Lender, subject to repayment in full of all obligations of the Borrower owed to such Lender relating to the Second-Lien Term Loans and participations held by such Lender.

Documentation/
Governing Law:          The Lenders' commitments will be subject to the
                        negotiation, execution and delivery of definitive financing agreements (and related security documentation, intercreditor agreement, guaranties, etc.) consistent with the terms of this Term Sheet, in each case prepared by counsel to the Initial Agents, and reasonably satisfactory to the Initial Agents and the Borrower (including, without limitation, as to the terms, conditions, representations, covenants and events of default contained therein). All documentation
                        (except security documentation that the Agents determine should be governed by local law) shall be governed by New York law.

Conditions
Precedent:              As provided in Exhibit C to the Commitment Letter.

                                                                  EXHIBIT B
                                                                     Page 6

                        In addition, it shall be a condition precedent to the making of the Second-Lien Term Loans that:

                        (i) all representations and warranties shall be true and correct in all material respects on the Closing Date, before and after giving effect to all extensions of credit on such date; provided that representations and warranties made on the Closing Date shall be limited as provided in the seventh paragraph of the Commitment Letter; and

                        (ii) no event of default under the Second-Lien Term Loan Facility or event which with the giving of notice or lapse of time or both would be an event of default under the Second-Lien Term Loan Facility, shall have occurred and be continuing or would result from the extensions of credit on such date.

Representations
and Warranties:         The documentation for the Second-Lien Term Loan
                        Facility will contain representations and warranties substantially similar to the representations and warranties contained in the First-Lien Credit
                        Facilities (but in no event more restrictive to Holdings and its subsidiaries than those set forth in the documentation for the First-Lien Credit
                        Facilities).

Covenants:              The documentation for the Second-Lien Term Loan
                        Facility will contain covenants substantially similar to the covenants contained in the First-Lien Credit
                        Facilities, with such modifications thereto as shall be reasonably determined by the Initial Agents; provided, that (i) the documentation for the Second-Lien Term
                        Loan Facility will not contain financial maintenance covenants or a maximum capital expenditures covenant,
                        (ii) the debt covenant included in the Second-Lien Term
                        Loan Facility will be an incurrence-based debt covenant rather than a maintenance covenant, (iii) a customary anti-layering covenant shall be included, and (iv) the other covenants in the documentation for the Second-Lien Term Loan Facility shall be no more restrictive to Holdings and its subsidiaries than those set forth in the documentation for the First-Lien
                        Credit Facilities (except that the debt covenant shall restrict amounts outstanding under the First-Lien
                        Credit Facilities).

Events of Default:      The documentation for the Second-Lien Term Loan
                        Facility will contain events of default substantially similar to those contained in the First-Lien Credit
                        Facilities, with such modifications thereto as shall be mutually agreed to by the Borrower and the Initial
                        Agents (including materiality thresholds in excess of those applicable to the First-Lien Credit Facilities);
                        provided that, unless otherwise mutually agreed to by the Borrower and the Initial Agents, the "cross default" to the First-Lien Credit Facilities included in the Second-Lien Term Loan Facility will be subject to a standstill period to be agreed.

                                                                  EXHIBIT B
                                                                     Page 7

Indemnification:        The documentation for the Second-Lien Term Loan
                        Facility will contain customary indemnities for each Agent, each Lender and their respective affiliates
                        (other than as a result of the gross negligence or willful misconduct of the party to be indemnified).

                                                                  EXHIBIT C
                                                                  ---------



                            CONDITIONS PRECEDENT TO
                        THE FIRST-LIEN CREDIT FACILITIES
                     AND THE SECOND-LIEN TERM LOAN FACILITY
                     --------------------------------------

Unless otherwise defined, capitalized terms used herein and defined in the letter to which this Exhibit C is attached are used herein as therein defined. The use of the terms "Agents", "Lenders" and "Required Lenders" herein shall mean the Agents, the Lenders or the Required Lenders, as the case may be, under each of the First-Lien Credit Facilities and the Second-Lien Term Loan Facility. The making of the initial advances under the Credit Facilities shall be subject to the conditions precedent specified in the Commitment Letter and the following additional conditions precedent:

                  (i) The documentation for the Credit Facilities (including an intercreditor agreement and separate security documents with respect to each of the First-Lien Credit Facilities and the Second-Lien Term Loan Facility) and the merger agreement relating to the Acquisition (including, but not limited to, all schedules and exhibits thereto) (collectively, the "Acquisition Agreement") shall be in form and substance reasonably satisfactory to each Agent, and such documentation shall be in full force and effect. Simultaneously or concurrently with the funding under the Credit Facilities, the Acquisition shall have been consummated in accordance with the terms of the Acquisition Agreement, and the Acquisition Agreement shall not have been altered, amended or otherwise changed or supplemented or any condition therein waived if such alteration, amendment, change, supplement or waiver would be adverse to the interests of the Lenders in any material respect, in any such case without the prior written consent of the Joint Lead Arrangers (such consent not to be unreasonably withheld).

                  (ii) The Equity Financing shall have been consummated, and Holdings shall have contributed all proceeds of the Equity Financing to the Borrower as a common equity contribution.

                  (iii) All obligations of the Acquired Business with respect to the indebtedness being refinanced pursuant to the Refinancing shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of each Agent.

                  (iv) After giving effect to the consummation of the Transaction, Holdings and its subsidiaries shall have no outstanding preferred equity, indebtedness or contingent liabilities, except for (x) indebtedness incurred pursuant to the Credit Facilities, (y) "qualified" preferred stock issued by Holdings in connection with the Equity Financing on terms reasonably satisfactory to the Initial Agents and (z) such other existing indebtedness and disclosed contingent liabilities, if any, as shall be permitted by each Agent (the "Existing Indebtedness"), and all stock of the Borrower shall be owned by

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                                                                  EXHIBIT C
                                                                     Page 2


                           Holdings free and clear of liens (other than those securing the Credit Facilities).

                  (v) No litigation by any entity (private or governmental) shall be pending or threatened with respect to the Credit Facilities or any documentation executed in connection therewith.

                  (vi) Holdings shall have complied with all terms of the Fee Letter to be complied with on or before the Closing Date. All costs, fees, expenses (including, without limitation, legal fees and expenses) and other compensation contemplated hereby, payable to each Agent and the Lenders or otherwise payable in respect of the Transaction shall have been paid to the extent due.

                  (vii) The Lenders shall have a perfected security interest in all assets of the Borrower and the Guarantors as and to the extent required above in the First-Lien Term Sheet or the Second-Lien Term Sheet, as the case may be; provided, however, that, with respect to any Collateral the security interest in which may not be perfected by the filing of a UCC financing statement, if the perfection of the Administrative Agent's security interest in such Collateral may not be accomplished prior to the Closing Date without undue burden or expense, then delivery of documents and instruments for perfection of such security interest shall not constitute a condition precedent to the making of the initial borrowings under the Credit Facilities if Holdings agrees to take or cause to be taken such other actions as may be required to perfect such security interests, in each case within a period after the Closing Date reasonably acceptable to the Administrative Agent.

                  (ix) The Lenders shall have received (1) legal opinions from counsel (including, without limitation, New York counsel) covering matters reasonably acceptable to the Agents, (2) a solvency certificate, in form and substance reasonably satisfactory to each Agent, from the chief financial officer of Holdings, and
                           (3) other customary closing and corporate documents, resolutions, certificates, instruments and deliverables.

                  (x) Each Agent shall have received (i) audited consolidated financial statements of the Acquired Business for the three fiscal years of the Acquired Business ended prior to the Closing Date, (ii) unaudited consolidated financial statements of the Acquired Business for each fiscal quarter of the Acquired Business ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (iii) pro forma consolidated financial statements of Holdings and its subsidiaries (including the Acquired Business) meeting the requirements of Regulation S-X for registration statements (as if such a registration statement for a debt issuance of the Borrower, guaranteed by Holdings, became effective on the Closing Date) on Form S-1, which pro forma financial statements

                                                                  EXHIBIT C
                                                                     Page 3

                           shall demonstrate that the Total Consolidated Debt (to be defined to exclude contingent liabilities on a basis customary for financing transactions of this nature) of Holdings and its subsidiaries (determined on a pro forma basis after giving effect to the Transaction) does not exceed 5.5 multiplied by Adjusted Consolidated EBITDA (to include pro forma adjustments to be mutually agreed and to be defined in a manner reasonably satisfactory to each Agent) of the Acquired Business for the four fiscal quarter period ending on the last day of the fiscal quarter ending at least 45 days prior to the Closing Date (it being understood that the Borrower may elect to reduce the amount of the Credit Facilities drawn on the Closing Date (in a manner mutually agreed by the Borrower and the Agents) in order to satisfy this condition if (but only if) the Equity Contribution on the Closing Date is increased by a like amount) and (iv) projected consolidated financial statements of Holdings and its subsidiaries for the seven fiscal years ended after the Closing Date.

                  (xi) The Lenders shall have received (x) evidence of insurance maintained by Holdings, the Borrower and their respective subsidiaries consistent with that of other companies of substantially similar size and scope of operations in the same or substantially similar businesses, and (y) customary insurance certificates naming the Administrative Agent (on behalf of the Lenders) as an additional insured or loss payee, as the case may be, under all insurance policies to be maintained with respect to the properties of Holdings and its subsidiaries forming part of the Collateral.

                  (xii) Each of the Credit Facilities shall have obtained ratings (of any level) from Standard & Poor's Ratings Services ("S&P") and Moody's Investor's Services, Inc. ("Moody's"), which ratings shall be in effect on the Closing Date.

                  (xiii) After giving effect to the Transaction, the Borrower shall have cash on hand of not less than $20.0 million.